Exhibit 99.1
Achievers Corp.

Deloitte LLP
1 City Centre Drive
Suite 500
Mississauga ON L5B 1M2
Canada

Tel: 416-601-6150
Fax: 416-601-6151
www.deloitte.ca

Independent Auditor’s Report
To the Board of Directors of Achievers Corp.
We have audited the accompanying consolidated financial statements of Achievers Corp. and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of September 30, 2014, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Achievers Corp. and its subsidiaries as of September 30, 2014, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matter
As discussed in Note 12 to the consolidated financial statements, the September 30, 2014 consolidated financial statements have been restated to correct certain misstatements. Our opinion is not modified with respect to this matter.
/s/ Deloitte LLP
Chartered Professional Accountants
Licensed Public Accountants
April 23, 2015 (September 3, 2015 as to the effects of the restatements discussed in Note 12)

ACHIEVERS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Six months ended	Six months ended	Year ended
	March 31, 2015	March 31, 2014 (Restated)	September 30, 2014 (Restated)
	(unaudited)	(unaudited)	(see Note 12)
OPERATING REVENUES:
Product	$20,373,307	$16,920,282	$34,471,424
Software and service	7,379,282	4,323,477	10,026,943
Total operating revenues	27,752,589	21,243,759	44,498,367
Cost of revenue	14,576,654	12,529,970	24,656,338
Gross profit	13,175,935	8,713,789	19,842,029
OPERATING EXPENSES:
Product development	4,047,533	4,371,832	8,836,246
Sales and marketing	9,933,179	10,723,392	21,800,406
Operations	1,919,168	1,561,371	3,904,147
General and administrative	3,504,916	3,914,016	8,780,929
Amortization	335,573	444,881	898,717
Foreign currency exchange loss	337,596	296,353	154,866
Total operating expenses	20,077,965	21,311,845	44,375,311
OPERATING LOSS	(6,902,030)	(12,598,056)	(24,533,282)
Interest expense	42,109	22,774	21,241
Net loss	(6,944,139)	(12,620,830)	(24,554,523)
Other comprehensive income:
Change in foreign currency translation adjustment	2,498,918	1,400,354	1,645,819
Total comprehensive loss	$(4,445,221)	$(11,220,476)	$(22,908,704)

ACHIEVERS CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	March 31, 2015	September 30, 2014 (Restated)
	(unaudited)	(see Note 12)
Common stock
Balance, beginning of period	$95	$92
Issuance of common shares for employee options exercised	1	3
Balance, ending of period	96	95

Series A Preferred stock	2,733,869	2,733,869

Series B Preferred stock	6,789,433	6,789,433

Series C Preferred stock	24,178,509	24,178,509

Warrants	77,046	77,046

Additional paid-in capital
Balance, beginning of period	4,216,929	2,501,763
Stock compensation expense	533,228	1,494,136
Issuance of common shares for employee options exercised	57,786	221,030
Balance, ending of period	4,807,943	4,216,929

Accumulated deficit
Balance, beginning of period	(81,955,708)	(57,401,185)
Net loss	(6,944,139)	(24,554,523)
Balance, ending of period	(88,899,847)	(81,955,708)

Accumulated other comprehensive income
Balance, beginning of period	1,593,993	(51,826)
Foreign currency translation	2,498,918	1,645,819
Balance, ending of period	4,092,911	1,593,993

Total Shareholders' Equity	$(46,220,040)	$(42,365,834)

ACHIEVERS CORP.
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	September 30, 2014 (Restated)
	(unaudited)	See Note 12
ASSETS
Current assets:
Cash and cash equivalents	$20,282,807	$23,592,607
Trade receivables, net of allowance for doubtful accounts	18,800,824	14,776,031
Prepaid expenses and other current assets	2,437,123	2,291,309
Inventory (Note 3)	613,155	316,689
Total current assets	42,133,909	40,976,636
Property and equipment (Note 4)	2,175,743	2,031,524
TOTAL ASSETS	$44,309,652	$43,008,160
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$930,213	$1,740,045
Accrued liabilities (Note 5)	7,399,741	8,463,403
Current portion of capital lease obligations	189,700	4,630
Current portion of deferred lease inducement	34,733	90,108
Deferred revenue (Note 6)	80,101,245	73,306,864
Total current liabilities	88,655,632	83,605,050
Deferred revenue (Note 6)	1,871,154	1,748,847
Long-term portion of deferred lease inducement	2,906	20,097
Total liabilities	90,529,692	85,373,994
Commitments and contingencies (Note 7)
Shareholders' equity:
Common stock (Note 8(b))	96	95
Preferred stock (Note 8(b))	33,701,811	33,701,811
Warrants (Note 8(c))	77,046	77,046
Additional paid-in capital (Note 8(d))	4,807,943	4,216,929
Deficit	(88,899,847)	(81,955,708)
Accumulated other comprehensive income	4,092,911	1,593,993
Total shareholders’ equity	(46,220,040)	(42,365,834)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$44,309,652	$43,008,160

ACHIEVERS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended March 31, 2015	Six months ended March 31, 2014 (Restated)	Year ended September 30, 2014 (Restated)
	(unaudited)	(unaudited)	(see Note 12)
OPERATING ACTIVITIES:
Net loss	$(6,944,139)	$(12,620,830)	$(24,554,523)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization	335,573	444,881	898,717
Stock-based compensation	533,228	597,788	1,494,136
Deferred lease inducements	(63,886)	(111,915)	(242,608)
Changes in working capital:
Trade receivables	(4,769,896)	(3,902,986)	(3,014,020)
Prepaid expenses and other current assets	(270,522)	(9,201)	(59,157)
Inventory	(337,137)	(316,354)	173,294
Accounts payable and accrued liabilities	(1,452,968)	1,371,628	3,463,563
Deferred revenue	10,834,330	12,530,655	23,661,180
Net cash provided by (used in) operating activities	(2,135,417)	(2,016,334)	1,820,582
INVESTING ACTIVITY:
Purchase of property and equipment	(480,004)	(712,385)	(982,673)
FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(3,225)	(742)	(3,737)
Proceeds from the exercise of stock options	57,787	145,544	221,033
Net cash provided by financing activities	54,562	144,802	217,296
Change in cash and cash equivalents	(2,560,859)	(2,583,917)	1,055,205
Impact of foreign exchange translation on cash	(748,941)	(379,641)	(460,926)
Cash and cash equivalents, beginning of period	23,592,607	22,998,328	22,998,328
Cash and cash equivalents, end of period	$20,282,807	$20,034,770	$23,592,607

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Amortization of assets under capital lease	$1,595	$1,761	$3,502
Interest paid	$3,817	$5,949	$8,746
Purchase of assets under capital lease	$186,981	$—	$—
Investment tax credits received	$—	$—	$48,493

ACHIEVERS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
Achievers Corp. and its subsidiaries (“Achievers”, or the “Company”), provides a software-as-a-service based solution to enable companies to offer rewards and recognition programs that motivate and retain employees, and which drives behaviour to meet and exceed company objectives.
2. Significant accounting policies
Basis of presentation
For the year ended September 30, 2014, the accompanying consolidated financial statements have been prepared under the assumption of going concern, in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented in U.S. dollars, which is the Company’s reporting currency.
For the six month periods ended March 31, 2015 and 2014, the accompanying interim condensed consolidated financial statements have been prepared under the assumption of going concern, in accordance with GAAP. The interim consolidated financial statements are presented in U.S. dollars, which is the Company’s reporting currency. Certain information and disclosures normally included in the annual financial statements prepared in accordance with GAAP, have been condensed or omitted as permitted for interim financial statements and should only be read in conjunction with the annual financial statements accompanying them. The unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results for the interim periods presented.
Principles of consolidation
These consolidated financial statements include the accounts of the Company and its subsidiaries, which are the entities over which the Company has control. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity, so as to obtain benefits from its activities. All subsidiaries of the Company are wholly-owned, and all intercompany transactions have been eliminated upon consolidation.
Use of estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses for the reporting period. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are recorded in the accounting period in which these adjustments are determined.
During the periods presented, management has made a number of estimates and valuation assumptions in the determination of the allowance for doubtful accounts, the provision for inventory obsolescence, the useful lives of property and equipment, accrued liabilities, the fair value of stock-based compensation, the valuation of financial instruments, the evaluation of long-lived assets for impairment, the valuation allowance related to future income taxes and the accrual of uncertain income tax positions. Additionally, related specifically to revenue recognition, management has made estimates for breakage, the life of a point, the life of a member and the fair value allocation of revenue between reward points and service fees.
Cash and cash equivalents
Cash and cash equivalents are comprised of highly liquid investments having original terms to maturity of three months or less when acquired.
Trade receivables, net of allowance for doubtful accounts
Trade receivables are carried at their original invoice amounts less any allowance for doubtful accounts, and do not bear interest. The Company specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in its customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. The Company’s allowance for doubtful accounts totaled $9,225 and $11,000 as of March 31, 2015 and September 30, 2014, respectively.

Inventory
Inventory consists primarily of consumer goods, as well as physical and digital gift cards. Inventory is valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price less the estimated cost of completion and the estimated costs necessary to make the sale. Cost is determined on a weighted average basis for all components in inventory.
Property and equipment
Property and equipment is recorded at cost less accumulated amortization. An impairment loss is recognized when the carrying amount of these assets is not recoverable and exceeds their fair value. The Company provides for amortization using the declining balance method with periods designed to amortize the cost of the property and equipment over their estimated useful lives. The estimated useful lives are as follows:

Furniture and equipment	20%
Computer equipment	30%
Purchased software	30%
Leasehold improvements	Straight-line over the term of the lease
Impairment of long-lived assets
Long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized when the carrying value exceeds the total undiscounted cash flows expected from their use and eventual disposal. The amount of the impairment loss is determined as the excess of the carrying amount of the assets over its fair value.
Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value and estimated net realizable value. During the six months ended March 31, 2015 and 2014, there was no impairment of long-lived assets. During the fiscal year ended September 30, 2014, there was no impairment of long-lived assets.
Fair value of financial assets and liabilities
The Company follows Accounting Standards Codification (“ASC”) Subtopic 820-10, Fair Value Measurements and Disclosures for fair value measurements of financial and nonfinancial assets and liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis.
The Company has not elected to apply ASC Subtopic 825-10, Fair Value Option. ASC 825-10, Fair Value Option, gives the Company the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument‑by‑instrument basis, with changes in fair value reported in earnings. ASC 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
•Level 1 – quoted prices in active markets for identical assess or liabilities;

•	Level 2 – other significant observable inputs including quoted prices for similar assets or liabilities, interest rates, credit risk, etc.; and
•Level 3 – significant unobservable inputs for the asset or liability.
The Company does not have any financial assets or liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis. Financial assets and financial liabilities consist of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities, and capital lease obligations.
Lease obligations and inducements
The Company categorizes leases at their inception as either operating or capital leases. The Company recognizes operating lease costs on a straight-line basis over the lease period. Any lease incentives are recognized as a reduction of rent expense on a straight-line basis over the lease period. The Company records rent expense with lease obligations in general and administrative expenses in the consolidated statement of operations.

Revenue recognition
The Company provides its customers with an end-to-end rewards and recognition software solution and derives revenues primarily from charging fees for the sale of reward points and the provision of services related to the software solution. The Company recognizes revenues for reward points and services when all the following criteria are met:
•there is persuasive evidence of an arrangement;
•the product or services have been provided to the customer;
•the amount of fees to be paid by the customer is fixed or determinable; and
•the collection of the related fees is reasonably assured.
Multiple element arrangements
The Company adheres to Accounting Standards Update (“ASU”) 2009-13, Multiple-Deliverable Revenue Arrangements with respect to revenue recognition.
For arrangements with multiple deliverables, the Company evaluates whether the individual deliverables qualify as separate units of accounting. In order to treat deliverables in a multiple deliverable arrangement as separate units of accounting, the deliverables must have standalone value. If the deliverables have standalone value, the Company accounts for each deliverable separately and revenue is recognized for the respective deliverables as they are delivered. If one or more of the deliverables do not have standalone value, the deliverables that do not have standalone value are generally combined with the final deliverable within the arrangement and treated as a single unit of accounting.
Reward points have standalone value as customers and members can award and redeem points while making nominal use of the related services. Software and services have standalone value as customers and members can use the software solution without purchasing or awarding any reward points. The arrangements do not contain general rights of return. Therefore, though reward points, software, and services are generally not sold separately, they each have standalone value and are therefore treated as separate units of accounting.
The arrangement consideration is allocated to the identified separate units of accounting based on their relative estimated selling price. ASU 2009-13 provides a hierarchy to use when determining the relative selling price for each unit of accounting. Vendor-specific objective evidence (“VSOE”) of selling price, based on the price at which the item is regularly sold by the vendor on a standalone basis, should be used if it exists. If VSOE of selling price is not available, third-party evidence (“TPE”) of selling price is used to establish the selling price if it exists. VSOE and TPE do not currently exist for any of the deliverables. Accordingly, for arrangements with multiple deliverables that can be separated into different units of accounting, the Company allocates the arrangement consideration to the separate units of accounting based on its best estimate of selling price.
Management determines its best estimate of selling price for the deliverables based on the Company’s overall pricing objectives, taking into consideration market conditions and entity-specific factors. Management considers several data points in its evaluation, including historical pricing practices, internal costs to deliver reward points and services, and management’s profit objectives.
Product
Product revenue consists primarily of the redemption of reward points for closed loop gift cards and merchandise. Closed loop gift cards are generally described as merchant-specific prepaid cards, used for transactions exclusively at a particular merchant’s locations or group of stores affiliated with a particular merchandise. The Company recognizes revenue associated with the redemption of reward points for closed loop gift cards on a gross basis. Customers are invoiced for rewards points, which are then distributed to members in their respective programs based on certain objectives and criteria established by the customer. Management estimates that 6% of reward points sold will go unused by the member base (“breakage”). The revenue related to breakage is recognized over the estimated average life of a member, which management estimates to be 2.5 years. Revenue related to the remaining 94% of reward points is deferred until the member redeems the reward points and the related product is shipped.
Software and services
The Company invoices certain customers for the right to use the software platform. The revenue related to software is deferred and recognized on a straight-line basis over the term of use to which the software fees relate.

Services include the design, implementation, maintenance and hosting of a branded program website, program reporting and administration, customer service, management of an extensive product catalogue, and periodic updates and upgrades to the program platform. The revenue related to services is deferred upon invoicing and recognized on a straight-line basis over the average life of a reward point. The Company estimates the average life of a reward point to be 12 months for the reported periods.
The Company also recognizes net revenue associated with the redemption of reward points for open loop gift cards. Open loop gift cards are prepaid gift cards associated with an electronic payment network (such as Visa and MasterCard), and are honored at multiple, unaffiliated locations (wherever cards from these networks are generally accepted). They are not merchant-specific and are considered to be near-cash cards. Net revenue, reflecting the difference between the value of reward points redeemed and the cost of the open loop gift cards, is included within software and service revenue.
Income taxes
The Company accounts for income taxes in accordance with the provisions of Accounting Standards Codification 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for deferred tax assets for which realization is uncertain.
In accordance with ASC 718, “Compensation - Stock Compensation,” and ASC 505, “Equity,” the Company has made a policy decision related to intra-period tax allocation, to account for utilization of windfall tax benefits based on provisions in the tax law that identify the sequence in which amounts of tax benefits are used for tax purposes (i.e., tax law ordering).
Uncertain tax positions are accounted for in accordance with ASC 740, “Income Taxes,” which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. ASC 740 applies to income taxes and is not intended to be applied by analogy to other taxes, such as sales taxes, value-add taxes, or property taxes. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its ASC 740 liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria of ASC 740. The Company records the largest amount of tax expense or benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Any ASC 740 liabilities for which the Company expects to make cash payments within the next twelve months are classified as “short term.”
Investment tax credits
Investment tax credits are accounted for using the cost reduction method on the statement of operations and comprehensive loss. Under this method, investment tax credits are treated as a reduction of the relevant asset account or expenses in the period that the credits become available and there is reasonable assurance that they will be realized.
Stock-based compensation
The Company applies the provisions of ASC 718, “Stock Compensation” which requires companies to measure all employee stock-based compensation awards using a fair value method and record such expense in their financial statements. The Company recognizes stock-based compensation ratably on a straight-line basis over the shorter of the vesting or requisite service periods. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the expected life of the option, stock price volatility, risk-free interest rate, dividend yield, and exercise price.
The Company’s stock-based compensation plan is described in Note 8 (e). The fair value of stock options issued to directors, officers, employees and consultants is determined upon the date of grant and recognized as compensation expense over the vesting period for directors, officers or employees and over the period of service for consultants.
When options are exercised, the corresponding proceeds received by the Company are credited to share capital, up to an amount of the par value per share, with any excess being allocated to additional paid-in capital.

If stock options are repurchased from directors, officers or employees, the excess of the consideration paid over the carrying amount of the stock or stock options repurchased is charged to additional paid-in capital, up to the amount initially allocated to additional paid-in capital upon the issuance of the stock options, with any remainder being allocated to deficit.
Translation of foreign currencies and foreign currency transactions
The functional currencies of the Company’s subsidiaries located outside of the U.S. are the local currencies. Assets and liabilities of the Company’s foreign subsidiaries are translated into U.S. dollars using exchange rates at the balance sheet date, and revenues and expenses are translated at the average rates for the period. Translation adjustments are reported within comprehensive income in the consolidated statements of operations and comprehensive loss and statements of changes in shareholders’ equity.
Transactions denominated in currencies other than the applicable functional currency are converted to the functional currency at the exchange rate on the transaction date. At each balance sheet date, monetary assets and liabilities are remeasured to the functional currency using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are measured at historical exchange rates. Resulting foreign currency transaction gains and losses related to conversion and remeasurement are recorded in foreign exchange loss in the consolidated statements of operations and comprehensive loss.
Comprehensive income (loss)
ASC 220, “Comprehensive Income,” establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Other comprehensive income (loss) includes foreign currency translation adjustments.
Recently issued accounting pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes all previous revenue recognition guidance with a single revenue recognition principle. Based on this principle, an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. This new guidance is to be applied retrospectively either to each reporting period presented or with the cumulative effect of initially applying the guidance at the date of initial application for reporting periods beginning after December 15, 2017. Early adoption is permitted only as of annual and interim reporting periods beginning on or after December 15, 2016. Management is evaluating the impact of this guidance.
3. Inventory
Inventory consists of the following:

	March 31, 2015 (unaudited)	September 30, 2014
Gift cards	$574,121	$220,089
Merchandise and other	39,034	96,600
Total inventory	$613,155	$316,689
The Company recorded no expense for inventory provisions for the six months ended March 31, 2015, for the six months ended March 31, 2014 and for the year ended September 30, 2014 to write down the value of inventory to its net realizable value. There were no inventory write-down reversals during the six months ended March 31, 2015, the six months ended March 31, 2014 nor the fiscal year ended September 30, 2014.

4. Property and equipment
Property and equipment consists of the following:

	March 31, 2015 (unaudited)
	Cost	Accumulated amortization	Net book value
Furniture and equipment	$869,495	$526,914	$342,581
Computer equipment	2,702,609	1,198,592	1,504,017
Purchased software	470,508	282,276	188,232
Leasehold improvements	1,194,358	1,053,445	140,913
Total property and equipment	$5,236,970	$3,061,227	$2,175,743

	September 30, 2014
	Cost	Accumulated amortization	Net book value
Furniture and equipment	$864,301	$487,597	$376,704
Computer equipment	2,252,736	1,022,258	1,230,478
Purchased software	463,036	256,481	206,555
Leasehold improvements	1,177,107	959,320	217,787
Total property and equipment	$4,757,180	$2,725,656	$2,031,524
Amortization expense totaled $335,573 and $444,881 for the six months ended March 31, 2015 and March 31, 2014, respectively, and includes amortization of assets under capital lease obligations of $1,595 and $1,761 for the six months ended March 31, 2015 and March 31, 2014, respectively.
Amortization expense totaled $898,717 for the year ended September 30, 2014 and includes amortization of assets under capital lease obligations of $3,502.
5. Accrued liabilities
Accrued liabilities consist of the following:

	March 31, 2015 (unaudited)	September 30, 2014
Sales and use tax accrual	$5,066,959	$4,694,418
Payroll related accrual	1,390,363	2,276,795
Other accruals	942,419	1,492,190
Total accrued liabilities	$7,399,741	$8,463,403

6. Deferred revenue
Deferred revenue consists of gross billings which have not yet realized the culmination of the earnings process, based on the Company’s revenue recognition policy. The Company invoices its customers on a monthly, quarterly, or annual basis for reward points and services fees, and annually for software fees. The deferred revenue balance consists of deferred breakage revenue and deferred service fees, deferred software fees, as well as reward points issued to customers which have not yet been redeemed by the customers’ members.

	March 31, 2015 (unaudited)	September 30, 2014
Opening balance	$75,055,711	$53,746,954
Gross billings	38,031,404	70,649,995
Revenue recognized	(27,752,589)	(44,498,367)
Cost of open loop redemptions	(3,513,301)	(4,679,272)
Cumulative translation adjustment	151,174	(163,599)
Total deferred revenue	81,972,399	75,055,711
Less: current portion of deferred revenue	(80,101,245)	(73,306,864)
Long-term portion of deferred revenue	$1,871,154	$1,748,847
7. Commitments and contingencies
Leases
Operating lease payments consist primarily of non-cancellable operating leases associated with offices in San Francisco, California, and Toronto, Ontario. The lease for the Company’s headquarters in San Francisco expires in October 2015. The lease for the Toronto, Ontario office expires in June, 2021.
Rent expense totaled $796,451 and $633,547 for the six months ended March 31, 2015 and March 31, 2014, respectively. Rent expense totaled $1,293,347 for the year ended September 30, 2014.
Future annual minimum rental payments required under non-cancellable operating and capital leases, as of September 30, 2014, were:

Year	Capital leases	Operating leases
October 1, 2014 - September 31, 2015	$3,087	$1,796,725
October 1, 2015 - September 31, 2016	1,543	1,051,041
October 1, 2016 - September 31, 2017	—	1,129,120
October 1, 2017 - September 31, 2018	—	1,179,829
October 1, 2018 - September 31, 2019	—	1,179,829
October 1, 2019 - September 31, 2020	—	1,179,829
October 1, 2020 - September 31, 2021	—	884,872
Total minimum rental payments	$4,630	$8,401,245

8. Shareholders' Equity
(a)    Authorized
Authorized common shares with par value of $.00001 total 67,359,861. Authorized Series A, B and C convertible voting preferred shares total 8,956,011 and 14,114,088 and 11,186,505, respectively. These preferred shares are entitled to an 8% cumulative dividend, if and when declared by the Board of Directors of Achievers (the “Board”) and are convertible to common shares based on predetermined formulae.
Convertible Preferred Shares
Series A Convertible Preferred Shares (“Series A Preferred”), Series B Convertible Preferred Shares (“Series B Preferred”), and Series C Convertible Preferred Shares (“Series C Preferred”), collectively, are referenced below as the “Series Preferred.” The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows.
Each share of Series Preferred is convertible at the holder’s option at any time into a number of common shares of the Company equal to the holder’s purchase price with respect to such share of Series Preferred divided by the then-applicable Series Preferred conversion price with respect to such share of Series Preferred. The conversion price for each series of preferred shares will initially be equal to the original purchase price and will be subject to adjustment for:

a.	share splits or share combination;

b.	certain dividends and distributions;

c.	merger or reorganization; and

d.	anti-dilution in the event that the Company issues additional shares of capital stock at a purchase price less than the applicable Series Preferred conversion price.
Holders of the Series Preferred are entitled to the number of votes equal to the number of shares of common shares into which their shares could be converted.
The holders of Series Preferred are entitled to cumulative dividends payable, if and when declared by the Board, at the rate of 8% per annum, based upon declaration and approval by the Board. The following table presents cumulative dividends that have not been recorded in these financial statements:

	March 31, 2015 (unaudited)	September 30, 2014
Series A Preferred	$2,289,726	$2,114,699
Series B Preferred	3,684,621	3,344,517
Series C Preferred	8,478,170	7,344,542
Total Series Preferred	$14,452,517	$12,803,758
In the event of liquidation, dissolution, or winding up of the Company, the Series Preferred holders are entitled to receive assets equal to the greater of (i) the original purchase price of the applicable Series Preferred plus accrued but unpaid dividends and (ii) such amount as what would have been received if all shares of the Series Preferred had been converted into voting common shares immediately prior to such a liquidation event. If, upon the liquidation event, the assets of the Company are insufficient to fully pay the amount owed to holders of the Series Preferred, then the entire assets of the Company available for such distribution shall be distributed pro-rata among the Series Preferred on a pro rata basis as if all shares of the Series Preferred had been converted into voting common shares immediately prior to such a liquidation event.
Each share of Series Preferred will automatically be converted into common shares at the then‑conversion rate for such series in the event of the closing of an initial public offering with a price of at least five times the purchase price of Series C Preferred (subject to certain adjustments) and net proceeds to the Company of at least $50 million, or the written consent of the holders of a majority of the then outstanding Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, and including the affirmative vote of a certain shareholder under certain conditions.

(b)    Issued and outstanding

Six months ended March 31, 2015 (unaudited) (in shares)
	Common shares	Series A preferred shares	Series B preferred shares	Series C preferred shares
Balance, September 30, 2014	10,799,785	7,555,678	14,079,885	11,186,505
Issuance of common shares
Employee options exercised	59,669	—	—	—
Balance, March 31, 2015	10,859,454	7,555,678	14,079,885	11,186,505

Six months ended March 31, 2015 (unaudited) (in dollars)
	Common shares	Series A preferred shares	Series B preferred shares	Series C preferred shares
Balance, September 30, 2014	$95	$2,733,869	$6,789,433	$24,178,509
Issuance of common shares
Employee options exercised	1	—	—	—
Balance, March 31, 2015	$96	$2,733,869	$6,789,433	$24,178,509

Year ended September 30, 2014 (in shares)
	Common shares	Series A preferred shares	Series B preferred shares	Series C preferred shares
Balance, September 30, 2013	10,521,072	7,555,678	14,079,885	11,186,505
Issuance of common shares
Employee options exercised (i)	278,713	—	—	—
Balance, September 30, 2014	10,799,785	7,555,678	14,079,885	11,186,505

Year ended September 30, 2014 (in dollars)
	Common shares	Series A preferred shares	Series B preferred shares	Series C preferred shares
Balance, September 30, 2013	$92	$2,733,869	$6,789,433	$24,178,509
Issuance of common shares
Employee options exercised (i)	3	—	—	—
Balance, September 30, 2014	$95	$2,733,869	$6,789,433	$24,178,509

(i)	During the year ended September 30, 2014, 278,713 stock options were exercised into common shares by employees, for proceeds of $221,033, of which $221,030 was allocated to additional paid-in capital.

(ii)	During the six months ended March 31, 2015, 59,669 stock options were exercised into common shares by employees, for proceeds of $57,787, of which $57,786 was allocated to additional paid-in capital.
(c)    Warrants
The Company has 255,000 warrants outstanding as at March 31, 2015, September 30, 2014, and March 31, 2014, with a cost of $77,046. These warrants were issued on July 28, 2008 and are exercisable at the discretion of the holders into exchangeable common shares at an exercise price of $.0001 per warrant. These warrants expire on July 2, 2018.

(d)    Additional paid-in capital

Six months ended March 31, 2015 (unaudited)
Balance, September 30, 2014	$4,216,929
Stock-based compensation expense	533,228
Issuance of common shares for employee options exercised	57,786
Balance, March 31, 2015	$4,807,943

Year ended September 30, 2014
Balance, September 30, 2013	$2,501,763
Stock-based compensation expense	1,494,136
Issuance of common shares for employee options exercised	221,030
Balance, September 30, 2014	$4,216,929
(e)    Stock-based compensation
On November 22, 2007, the Board approved the Company’s Employee and Director Stock Option Plan (the “Plan”). This Plan reserves common shares for the grant of stock options to selected employees and directors. The Board amended the Plan to increase the reserved number of common shares by 2,466,674 in March, 2013 and 3,105,200 in August, 2013 and a further increase of 1,510,926 in February 2014. The number of common shares reserved relating to the Plan was 13,596,800 as at September 30, 2014. There has been no change since September 30, 2014.
Options are granted at a price per share equal to that of the fair value of common shares at the grant date, and are exercisable for a period not to exceed 10 years. Options granted to date generally vest over a four-year period, with 25% vesting at the end of the first year, and the remaining vesting quarterly thereafter.
Under the fair value recognition provisions, stock-based compensation expense is measured at the grant date based on the fair value of the award, and is recognized pro-rata over the requisite service period.
Stock-based compensation expense recognized in the Company’s consolidated statements of operations as follows:

	Six months ended March 31, 2015 (unaudited)	Six months ended March 31, 2014 (unaudited)	Year ended September 30, 2014
Product development	$89,807	$100,680	$251,644
Sales and marketing	236,725	265,386	663,317
Operations	20,417	22,890	57,211
General and administrative	186,279	208,832	521,964
Total stock-based compensation expense	$533,228	$597,788	$1,494,136
As the amount of stock-based compensation expense recognized is based on awards ultimately expected to vest, the amount recognized in the Company’s statements of operations has been reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from the original estimate. Estimated forfeitures have been determined based on the Company’s historical experience.
The fair value of each option granted was estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions:

Year ended September 30, 2014
Risk-free interest rate	1.51% - 2.19%
Expected volatility	55%
Dividend yield	—%
Weighted average expected life	5.5 years

The Company received cash proceeds of $57,787 and $145,544 from stock options exercised for the six months ended March 31, 2015 and 2014, respectively, and $221,033 during the year ended September 30, 2014.
The composition of the Company’s stock option grants outstanding at September 30, 2014 is presented below:

September 30, 2014
Currency	Range of exercise prices	Options outstanding (in shares)	Weighted average remaining life (in years)	Weighted average exercise prices	Options exercisable (in shares)	Weighted average exercise prices
CAD	$0.45	385,503	4.40	$0.45	385,503	$0.45
CAD	0.55	327,500	3.50	0.55	327,500	0.55
CAD	0.63	1,409,822	5.41	0.63	1,383,610	0.63
CAD	1.26	997,541	6.97	1.26	739,611	1.26
CAD	2.05	677,293	8.23	2.05	270,717	2.05
CAD	2.21-2.64	300,500	9.32	2.54	63	2.51
CAD		4,098,159	6.30	1.14	3,107,004	0.87

USD	1.26	365,014	7.15	1.26	247,464	1.26
USD	2.05	5,934,667	8.78	2.05	1,664,648	2.05
USD	2.37	572,000	9.50	2.37	6,500	2.37
USD		6,871,681	8.75	2.03	1,918,612	1.95
USD		10,969,840	7.83	$1.70	5,025,616	$1.28
A summary of the status of the Company’s options as of September 30, 2014, and changes during the year ended September 30, 2014, is presented below:

Year ended September 30, 2014
Balance, September 30, 2013	10,984,478
Stock options granted	1,024,250
Stock options exercised	(278,713)
Stock options forfeited	(760,175)
Balance, September 30, 2014	10,969,840
For the six months ended March 31, 2015, the Company issued no stock options.

9. Income taxes
For financial reporting purposes, net loss before income taxes for the year ended September 30, 2014 includes the following components:

Year ended September 30, 2014
Canada	$(1,966,721)
United States	(22,587,802)
Net loss before income taxes	$(24,554,523)
The following is the composition of the recovery of income taxes:

September 30, 2014
Deferred
Canada	$6,890,673
United States	20,757,820
Total	27,648,493
Valuation allowance	(27,648,493)
Net provision of income tax	$—
The reconciliation between the Company’s statutory and effective tax rates is as follows:

Year ended September 30, 2014
Loss before income taxes	$(24,554,523)

Income tax at 35%	$(8,594,083)
State taxes	(635,481)
Valuation allowance	8,914,939
Foreign tax rate differences	353,800
Future tax rate differences	148,676
Foreign exchange impact	(416,871)
Permanent and other	229,020
Income tax provision	$—

Significant components of the Company’s deferred income tax assets and liabilities are as follows:

September 30, 2014
Current deferred tax assets:
Deferred tax reserves	$441,978
Total current deferred tax assets	441,978

Current deferred tax liability
Other, net	(72,484)
Total deferred tax liability	(72,484)

Long-term deferred tax assets:
Deferred research expenditures	379,203
Stock option expense	568,318
Unrealized foreign exchange loss	833
Non-capital loss carryforwards	25,508,502
Capital assets	660,587
Charitable donations	16,768
Other	144,788
Total long-term deferred tax assets	27,278,999

Total deferred tax assets	27,720,977
Total deferred tax liabilities	(72,484)
Valuation allowance	(27,648,493)
Net deferred tax assets	$—
In assessing the Company’s ability to realize the future benefit associated to its deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets may not be realized. The ultimate realization is dependent on the generation of taxable income within the periods that those temporary differences become deductible. Due to this uncertainty, management provided for a full valuation allowance against its net deferred tax assets as of March 31, 2015 and September 30, 2014.
As at September 30, 2014, the Company had Canadian net operating tax losses available to reduce future years’ income for Canadian income tax purposes expiring in the following years:

Year	Amount
2025-2029	$919,401
2030	3,715,982
2031	5,408,884
2032	4,934,337
2033	—
2034	3,534,109
Total Canadian net operating losses	$18,512,713
The Company also has Canadian net capital losses of $299,895 with no expiry date.

As at September 30, 2014, the Company had U.S. net operating tax losses available to reduce future years’ income for U.S. income tax purposes expiring in the following years:

Year	Amount
2025-2029	$610,744
2030	442,398
2031	4,859,490
2032	7,708,138
2033	18,802,231
2034	18,735,076
Total U.S. net operating losses	$51,158,077
Under Section 382 of the Internal Revenue Code, the Company’s ability to use its existing accumulated U.S. net operating losses in the United States may be reduced if there is a significant change in the ownership of shares in the Company. For the year ended September 30, 2014 and for the six months ended March 31, 2015, there was no significant change in ownership of shares as stipulated under Section 382 of the Internal Revenue Code.
The Company applies the guidance in ASC Subtopic 740-10, “Income Taxes,” on accounting for uncertainty in income taxes, which provides a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The guidance also provides standards for derecognition, measurement, and classification of the effects of a tax position, recognition of interest and penalties, and disclosure.
The Company is subject to taxation in Canada and in the U.S. The Company’s tax years for 2009, 2010, 2011, 2012, and 2013 are subject to examination by U.S. tax authorities. The Company is no longer subject to Canadian examinations by tax authorities for the years before 2010.
The Company and certain subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states. The Company does not expect any unrecognized tax benefits to significantly change within the next 12 months.
During the year ended September 30, 2014, the Company recognized $0 in income tax interest and penalties with the statement of operations related to required tax returns. As at September 30, 2014, the Company had accrued $68,127 in interest and penalties.
Investment tax credits
As at September 30, 2014, the Company had accumulated unclaimed Scientific Research and Experimental Development expenditures available to reduce future Canadian taxable income of $1,582,638 US dollars. These amounts do not expire.
10. Financial instruments
Fair value measurement
Fair value is defined as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). ASC Topic 820, “Fair Value Measurement,” establishes a hierarchy for inputs to valuation techniques used in measuring fair value that maximizes the use of observable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that reflect assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumption market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company or the best information available in the circumstances. There are three levels to the hierarchy based on the reliability of inputs, as follows:

•	Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets and liabilities in markets that are not active.

•	Level 3 - Unobservable inputs for the asset or liability.

The Company does not currently record any financial assets or liabilities at fair value in the financial statements. The estimated fair values of the Company’s financial instruments are summarized as follows:

September 30, 2014
Carrying amount and fair value
Financial assets
Cash and cash equivalents	$23,592,607
Trade receivables	$14,776,031

Financial liabilities
Accounts payable and accrued liabilities	$10,203,448
Capital lease obligations	$4,630
The fair values of cash and cash equivalents, trade receivables, accounts payable and accrued liabilities, and capital lease obligations are considered to approximate their carrying values, due to the short-term nature of these financial instruments.
Credit risk
The Company is exposed to credit risk on the trade receivables from its customers. These risks are reduced by credit policies that include regular monitoring of the debtor’s payment history and performance. The Company establishes an allowance for doubtful accounts that corresponds to the specific credit risk of its customers, historical trends and other information on the state of the economy.
Foreign exchange risk
The Company earns revenue and incurs expenses denominated in Canadian dollars and U.S. dollars, and is exposed to foreign exchange risk from fluctuations in these foreign currency rates on monetary working capital balances. The Company incurred foreign exchange losses of $337,596 and $296,353 during the six months ended March 31, 2015 and March 31, 2014, respectively, and incurred a foreign exchange loss of $154,866 during the fiscal year ended September 30, 2014.
Liquidity risk
The Company manages its liquidity risk associated with current liabilities and its ongoing working capital requirements with the use of funds raised through equity.
Interest rate risk
The Company is not exposed to significant interest rate risk, as there is no outstanding debt, and the potential interest charges applicable to accounts payable and accrued liabilities is considered to be manageable.

11. Guarantees
In the normal course of business, the Company enters into agreements that meet the definition of a guarantee.

(a)
The Company has provided indemnities under its lease agreements for the use of its operating facilities. Under the terms of these agreements, the Company agrees to indemnify the counterparties for various items including, but not limited to, all liabilities, loss, suits and damages arising during, on or after the term of the agreements. The maximum amount of any potential future payment cannot be reasonably estimated.

(b)
Indemnity has been provided to all directors and officers of the Company for various items including, but not limited to, all costs to settle suits or actions due to association with the Company, subject to certain restrictions. The Company has purchased directors’ and officers’ liability insurance to mitigate the cost of any potential future suits or actions. The term of the indemnification is not explicitly defined, but is limited to the period over which the indemnified party served as a director or officer of the Company. The maximum amount of any potential future payment cannot be reasonably estimated.

(c)
In the normal course of business, the Company has entered into agreements that include indemnities in favour of third parties, such as purchase and sale agreements, confidentiality agreements, engagement letters with advisors and consultants, outsourcing agreements, leasing contracts, information technology agreements and service agreements. These indemnification agreements may require the Company to compensate counterparties for losses incurred by the counterparties as a result of breaches in representation and regulations or as a result of litigation claims or statutory sanctions that may be suffered by the counterparty as a consequence of the transaction. The terms of these indemnities are not explicitly defined and the maximum amount of any potential reimbursement cannot be reasonably estimated.

The nature of these indemnification agreements prevents the Company from making a reasonable estimate of the maximum exposure due to the difficulties in assessing the amount of liability which stems from the unpredictability of future events and the unlimited coverage offered to counterparties. Historically, the Company has not made any payments under such or similar indemnification agreements and therefore no amount has been accrued in the consolidated balance sheet with respect to these agreements.
12. Restatements
The September 30, 2014 and March 31, 2014 consolidated statements of operations and comprehensive loss have been restated to correct an error with respect to the recording of revenue and cost of sales on open loop cards, which was previously recorded on a gross basis however has been modified to record the transactions in the statements of operations on a net basis. This adjustment results in a reduction of both revenue and cost of revenue of $4,679,272 for the year ended September 30, 2014 and $2,291,621 for the six months ended March 31, 2014, respectively. There is no impact on net loss, the balance sheet, or the statements of cash flows. Consequently, the Company applied the net basis of reporting for open loop cards for the six months ended March 31, 2015.
The September 30, 2014 and March 31, 2014 consolidated statements of operations and comprehensive loss and consolidated statements of cash flows and the September 30, 2014 consolidated balance sheet and consolidated statement of shareholders’ equity have been restated to correct an error with respect to the recording of foreign currency exchange transactions and related foreign currency translation adjustments. This restatement increased the Company’s net loss and increased the Company’s other comprehensive income by $1,794,788 and $1,467,625 for the year-end September 30, 2014 and the six month period ended March 31, 2014, respectively. The restatement decreased the Company’s beginning balances as of September 30, 2013 of accumulated deficit and accumulated other comprehensive income by $2,191,880 and decreased the Company’s ending balances as of September 30, 2014 of accumulated deficit and accumulated other comprehensive income by $397,092. Additionally, in the Company’s consolidated statements of operations and comprehensive loss, the Company has reclassified foreign currency exchange gains and losses previously reported in general and administrative expense to foreign currency exchange loss.
13. Subsequent event
The Company has evaluated subsequent events occurring through April 23, 2015, the date the consolidated year end financial statements were available to be issued, and noted there were no subsequent events up to April 23, 2015 that required modification or disclosure.

The Company has re-evaluated subsequent events occurring through September 3, 2015, the date the restated consolidated year end financial statements and condensed interim statements were available to be issued, and noted the following event requiring disclosure:
On June 30, 2015, Blackhawk Network Holdings, Inc. acquired the Company for total purchase consideration of USD $102.7 million paid in cash as well as $6.9 million in assumed acquisition-related liabilities. No other events were noted.